Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Daniel E. Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gce.com

GRAND CANYON EDUCATION, INC. REPORTS

SECOND QUARTER 2020 RESULTS

PHOENIX, AZ., August 4, 2020—Grand Canyon Education, Inc. (NASDAQ: LOPE), (“GCE” or the “Company”), is a publicly traded education services company that currently provides services to 25 university partners. GCE provides a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale. GCE today announced financial results for the quarter ended June 30, 2020.

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Grand Canyon Education, Inc. Reports Second Quarter 2020 Results

Explanatory Note

Grand Canyon Education, Inc., a Delaware corporation (“GCE” or the “Company) is a publicly traded education services company dedicated to serving colleges and universities. GCE has developed significant technological solutions, infrastructure and operational processes to provide services to these institutions on a large scale. GCE’s most significant university partner is Grand Canyon University (“GCU”), a comprehensive regionally accredited university that offers graduate and undergraduate degree programs, emphases and certificates across nine colleges both online and on ground at its campus in Phoenix, Arizona.

In January 2019, GCE began providing education services to numerous university partners across the United States through our wholly owned subsidiary, Orbis Education Services LLC (“Orbis Education”), which we acquired on January 22, 2019 for $361.2 million, net of cash acquired (the “Acquisition”). Orbis Education works in partnership with a growing number of top universities and healthcare networks across the country to develop high-quality, career-ready graduates in four primary academic programs to meet the healthcare industry’s demands. Therefore, the results of operations for the six-month period ended June 30, 2019 include Orbis Education’s financial results for the period from January 22, 2019 to June 30, 2019. As a result of the Acquisition, we incurred transaction costs of $4.0 million in the six months ended June 30, 2019 and amortization of intangible assets acquired of $4.2 million and $3.9 million in the six months ended June 30, 2020 and 2019, respectively. As of June 30, 2020, the Company provides education services to 25 university partners, in 24 locations, in 20 states throughout the country.

For the three months ended June 30, 2020:

●	Service revenue was $185.8 million for the second quarter of 2020 compared to $174.8 million for the second quarter of 2019. The 6.3% increase year over year in service fee revenue was primarily due to an increase in enrollments at our university partners between years partially offset by a decrease in revenue per student year over year. The decrease in revenue per student is primarily due to the reduced Spring and Summer semester ancillary revenues at GCU resulting from COVID-19 and the fact that there were two less revenue producing days for GCU’s ground campus Spring semester in the second quarter of 2020 as compared to the same period in 2019.
●	End-of-period enrollment in the programs at our university partners for which we provide services increased 8.2% between June 30, 2020 and June 30, 2019 to 98,326 from 90,906. This increase was due to partner enrollments in programs serviced by Orbis Education increasing to 3,720 at June 30, 2020, an increase of 12.2%, while enrollments at GCU grew to 94,606, an increase of 8.0%. Our enrollment declines between March 31 and June 30 of each year as ground enrollment at GCU at June 30 of each year only includes traditional-aged students that are taking Summer school classes, which is a small percentage of GCU’s traditional-aged student body and professional studies students. The Spring semester for GCU’s traditional-aged student body ends near the end of April each year.
●	Operating income for the three months ended June 30, 2020 was $48.3 million, a decrease of $2.7 million as compared to $51.0 million for the same period in 2019. The operating margin for the three months ended June 30, 2020 was 26.0%, compared to 29.2% for the same period in 2019. The decline in operating income between years is primarily due to the reduced ancillary revenues at GCU and the two less revenue producing days for GCU’s ground campus Spring semester.

●	The tax rate in the three months ended June 30, 2020 was 24.6% compared to 21.7% in the same period in 2019. In the second quarter of 2020, the effective tax rate was impacted by higher state taxes and lower excess tax benefits of nil in the second quarter of 2020 as compared to $2.2 million in the same period in 2019 due to a lower stock price and lower stock option exercises in the second quarter of 2020.

●	Net income decreased 8.0% to $47.0 million for the second quarter of 2020, compared to $51.1 million for the same period in 2019. As adjusted net income was $48.6 million and $52.7 million for the second quarter of 2020 and 2019, respectively.

●	Diluted net income per share was $1.00 and $1.06 for the second quarter of 2020 and 2019, respectively. As adjusted diluted net income per share was $1.03 and $1.09 for the second quarter of 2020 and 2019, respectively.

●	Adjusted EBITDA decreased 3.1% to $58.7 million for the second quarter of 2020, compared to $60.6 million for the same period in 2019.

For the six months ended June 30, 2020:

●	Service revenue was $407.4 million for the six months ended June 30, 2020 compared to $372.1 million for the same period in 2019. The 9.5% increase year over year in service fee revenue was primarily due to an increase in enrollments at our university partners and an increase in revenue per student year over year.
●	Operating income for the six months ended June 30, 2020 was $129.1 million, an increase of $5.7 million as compared to $123.4 million for the same period in 2019. The operating margin for the six months ended June 30, 2020 was 31.7%, compared to 33.2% for the same period in 2019.

●	The tax rate in the six months ended June 30, 2020 was 24.4% compared to 17.1% in the same period in 2019. The lower effective tax rate in 2019 resulted from an agreement with the Arizona Department of Revenue regarding previously filed refund claims related to income tax obligations for prior calendar years, which resulted in a favorable tax impact of $5.9 million recorded as a discrete tax item in the first quarter of 2019. In the second quarter of 2020, the effective tax rate was impacted by higher state income taxes and lower excess tax benefits of $0.6 million in the first six month of 2020 as compared to $6.8 million in the same period in 2019. The lower excess tax benefit is primarily due to a decrease in our stock price between years and lower stock option exercises.

●	Net income decreased 4.8% to $118.4 million for the six months ended June 30, 2020, compared to $124.4 million for the same period in 2019. As adjusted net income was $121.6 million and $126.3 million for the six months ended June 30, 2020 and 2019, respectively.

●	Diluted net income per share was $2.49 and $2.57 for the six months ended June 30, 2020 and 2019, respectively. As adjusted diluted net income per share was $2.56 and $2.61 for the six months ended June 30, 2020 and 2019, respectively.

●	Adjusted EBITDA increased 2.5% to $149.6 million for the six months ended June 30, 2020, compared to $146.0 million for the same period in 2019.

Balance Sheet and Cash Flow

Our unrestricted cash and cash equivalents and investments were $187.2 million at June 30, 2020. Our credit facility had an available line of credit of $150.0 million as of June 30, 2020.

GCE announced today that the Company’s Board of Directors has increased the authorization under its existing stock repurchase program by $50.0 million to a total of $300.0 million.  The new authorization allows the Company to repurchase from time to time at management’s discretion the Company’s common stock during the period ending December 31, 2021, unless such period is extended or shortened by the Board of Directors.  As of July 31, 2020, the Company had 47,281,676 million shares of common stock outstanding.  The plan permits the Company to make purchases in the open market at prevailing market prices or in privately negotiated transactions in compliance with applicable securities laws and other legal requirements.  The level of purchase activity is subject to market conditions and other investment opportunities.  The plan does not obligate GCE to acquire any particular amount of common stock and may be suspended or discontinued at any time.  The repurchase program may be funded using the Company’s available cash and revolving credit facility.

Arrangements with GCU

In conjunction with the Asset Purchase Agreement with GCU, we received a secured note as consideration for the transferred assets (the “Transferred Assets”) in the initial principal amount of $870,097 (the “Secured Note”). The Secured Note contains customary commercial credit terms, including affirmative and negative covenants applicable to GCU, and provides that the Secured Note bears interest at an annual rate of 6.0%, has a maturity date of June 30, 2025, and is secured by all of the assets of GCU. The Secured Note provides for GCU to make interest only payments during the term, with all principal and accrued and unpaid interest due at maturity and also provides that we may loan additional amounts to GCU to fund approved capital expenditures during the first three years of the term. As of June 30, 2020, the Company had loaned an additional $169,815 to GCU, net of repayments. The additional amount loaned includes the $75.0 million that was borrowed by GCU in June 2020. In practice, GCU pays for the service fees and its interest due on the secured note receivable for the month in arrears. However, at the same time as the additional borrowing of $75.0 million, GCU paid its June 2020 estimated service fee and interest due on the secured note receivable of $50.0 million and $4.8 million, respectively, at the end of June 2020 thereby reducing the accounts receivable, net and interest receivable on secured note on our consolidated balance sheet at June 30, 2020. GCU believes that its cash flows from operations are currently sufficient to fund all of its capital expenditures although it is possible that it will continue to borrow for short term cash flow needs. The $75.0 million that was borrowed in June 2020 was repaid in July 2020 and GCU has returned to its practice of paying the service fee and interest due on the secured note receivable for the month in arrears. GCU paid the June 2019 estimated service fee and interest due on the secured note receivable at the end of June 2019 so the impact on cash flows for the change in accounts receivable and interest receivable from university partners during the six months ended June 30, 2020 in comparison to the six months ended June 30, 2019 was not material.

Net cash provided by operating activities for the six months ended June 30, 2020 was $221.1 million as compared to $189.3 million for the six months ended June 30, 2019. The increase in cash generated from operating activities between the six months ended June 30, 2019 and the six months ended June 30, 2020 was primarily due to changes in other working capital balances partially offset by the decrease in net income between periods. We define working capital as the assets and liabilities, other than cash, generated through the Company’s primary operating activities. Changes in these balances are included in the changes in assets and liabilities presented in the consolidated statement of cash flows. Our income taxes payable balances increased $41.0 million between periods, primarily due to the Treasury Department extending the due date of certain estimated tax payments due to COVID-19 from April 15, 2020 to July 15, 2020.

Net cash used in investing activities was $80.6 million and $485.8 million for the six months ended June 30, 2020 and 2019, respectively. The net cash used in investing activities in the six months ended June 30, 2020 was capital expenditures of $12.2 million, partially offset by proceeds from the sale of investments of $6.8 million. Funding to GCU during the first six months of 2020 totaled $75.0 million. During the six months ended June 30, 2019, we paid $361.2 million, net of cash acquired, to acquire Orbis Education on January 22, 2019. Funding to GCU during the first six months of 2019 totaled $169.8 million. Proceeds from investments, net of purchases of short-term investments, was $55.1 million for the six months ended June 30, 2019. Capital expenditures were $9.7 million for the six months ended June 30, 2019. During the six-month period for 2020 and 2019, capital expenditures primarily consisted of leasehold improvements and equipment for new university partner locations, as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. The increase in capital expenditures between periods is primarily due to the increase in the number of Orbis Education location openings. Orbis Education invests approximately $1.5 million in leasehold improvements and equipment for each location. Orbis Education plans to open seven new locations in the Fall of 2020 and another four new locations in the Spring of 2021 as compared to the five locations it opened in the Fall of 2019 and no new locations opened in the Spring of 2020.

Net cash used in financing activities was $90.5 million for the six months ended June 30, 2020. Net cash provided by financing activities was $180.5 million for the six months ended June 30, 2019. During the six months ended June 30, 2020, $5.0 million was used to purchase common shares withheld in lieu of income taxes resulting from the vesting of restricted share awards and $69.0 million was used to purchase treasury stock in accordance with the Company’s share repurchase program. Principal payments on notes payable and capital leases totaled $16.6 million. During the six months ended June 30, 2019, $270.0 million of proceeds was drawn on the credit facility, and the term loan balance of the prior credit agreement of $59.9 million was repaid along with $12.1 million of principal payments on the new credit facility. In addition, $2.4 million of debt issuance costs were incurred on the new credit facility and $8.1 million was used to purchase common shares withheld in lieu of income taxes resulting from the vesting of restricted share awards and $10.4 million was used to purchase treasury stock in accordance with the Company’s share repurchase program. Proceeds from the exercise of stock options of $3.4 million were received in the six months ended June 30, 2019.

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Grand Canyon Education, Inc. Reports Second Quarter 2020 Results

SIGNIFICANT DEVELOPMENTS

Impact of COVID-19

In March 2020, the World Health Organization declared the novel coronavirus outbreak (“COVID-19”) a global pandemic. This contagious outbreak, which has continued to spread, and the related adverse public health developments, including orders to shelter-in-place, travel restrictions and mandated non-essential business closures, have adversely affected workforces, organizations, customers, economies and financial markets globally, leading to an economic downturn and increased market volatility. It has also disrupted the normal operations of many businesses, including ours, and our university partners. Due to the economic disruption caused by the COVID-19 pandemic, the National Bureau of Economic Research announced in June 2020 that the United States entered into a recession in February 2020.

The Company has a long-term master services agreement pursuant to which the Company provides education services to its most significant university partner, GCU, in return for 60% of GCU’s tuition and fee revenues, which includes fee revenues from room, board, and other ancillary businesses including a student-run golf course and hotel. GCU has three types of students, traditional ground university students attending class on its campus in Phoenix, Arizona and of which approximately 70% live on campus in university owned residence halls, professional studies students who are working adult students that attend class one night a week on the Phoenix campus, and online students that attend class fully online.

This outbreak, as well as measures taken to contain the spread of COVID-19, has impacted GCU’s students and its business in a number of ways. Beginning in March 2020, GCU’s programs for its professional studies students and its traditional ground university students were immediately converted to an online learning environment and residential students were strongly encouraged to move off campus. Given the Company’s historical experience delivering online education services and the fact that all of GCU’s students and faculty use the university’s online learning management system for at least some of the coursework, the transition thus far has been seamless and thus, the university has not incurred a significant decrease in tuition revenue or significant increase in costs associated with this transition. In addition, the following impacts from the COVID-19 pandemic have served to reduce GCU’s non-tuition revenue during its Spring and Summer semesters and, consequently, the service revenues we earn under the master services agreement:

●	Traditional ground university students who elected to move off campus near the end of the Spring semester received partial refunds for dormitory and meal payments, which reduced GCU’s revenue and thus the service revenues earned by the Company in the last nine days of March and the month of April;

●	Ancillary businesses operated by GCU such as its hotel and merchandise shops were closed in late March, which reduced and will continue to reduce GCU’s revenues and thus the service revenues earned by the Company until these businesses are reopened;

●	Summer semester classes were moved to an online environment and limited residential students remained on campus during the Summer semester;

●	GCU’s doctoral students are required to attend two residencies on the university’s campus and at its hotel in Phoenix, Arizona as part of their dissertation. On an annual basis approximately 3,000 learners attend the week-long residency, most of whom have historically attended in the Summer. Most of the residencies that were scheduled for the last week of March through the end of July were cancelled and it is likely that most of the residencies through the end of the calendar year will also be cancelled.

On July 17, 2020, GCU announced its plans for the traditional campus Fall semester. Those plans include moving back the start of instruction for the Fall semester from August 24, 2020 to September 7, 2020, beginning the semester with online instruction for all students, providing for residential students to move in during the week of September 21, 2020, beginning face-to-face instruction on September 28, 2020, eliminating some holiday breaks, and adding an additional week of instruction in December. The change in the start date for GCU’s ground traditional students will have the effect of moving tuition revenue for all GCU traditional students, and certain ancillary revenue for residential students, from the 3rd quarter of

2020 to the 4th quarter of 2020, and the change in the move-in date for GCU’s residential students will reduce Fall semester room and board revenue for the university by three weeks.

Although the complete financial impact of COVID-19 on GCU’s Fall semester enrollment will not be known until it begins the Fall semester, it is currently anticipated that GCU’s ground traditional enrollment will be higher than initially anticipated but that the number of students living on campus in the Fall semester will be less as a significant number of students have informed the university that they plan to take all of their Fall semester courses online and remain at home given COVID-19 health concerns. The changes described above at GCU will impact the Company’s service revenue under its Master Services Agreement with GCU.

The Company also has long-term services agreements with numerous university partners across the United States through its wholly owned subsidiary, Orbis Education. Orbis Education offers four primary academic programs with site simulation and skill labs located near healthcare providers. The majority of Orbis Education university partners’ students are studying in the Accelerated Bachelor of Science in Nursing program which is offered in a 12-16 month format in three or four academic semesters. The Spring semester was completed without interruption and each university partner is in its Summer semester. Some students who were scheduled to start their program in the Summer semester delayed their start until the Fall semester which resulted in slightly lower enrollments and revenues in the Summer semester.

Although the complete financial impact of COVID-19 on our other university partners’ Fall semester enrollment will not be known until they begin the Fall semester, it is currently anticipated that all university partners will begin their Fall semesters on schedule and that new student starts in the Fall semester will meet or exceed our initial estimates. However, we expect total Fall enrollment to be less than initially anticipated; while additional students would like to start the program in the Fall semester, in most cases the university partner or hospital partner are not comfortable increasing the Fall cohort size to make up for the students that deferred their start from the Summer semester to the Fall semester primarily due to concerns around the availability of clinical rotations.

As a result of the items mentioned above, we expect lower service revenue for the third quarter of 2020 under both the Master Services Agreement with GCU and under the Orbis Education’s services agreements with our other university partners. In addition, due to the limited operating expenses that we incur to deliver those services, we expect there to be a direct reduction in our operating profit and operating margins.

The COVID-19 outbreak also presents operational challenges to the Company as approximately 90% of our entire workforce is currently working remotely and is expected to continue doing so for the foreseeable future. This degree of remote working could increase risks in the areas of internal control, cyber security and the use of remote technology, which could result in interruptions or disruptions in normal operational processes.

It is not possible for us to completely predict the duration or magnitude of the adverse results of the COVID-19 pandemic and its effects on our business, results of operations or financial condition at this time, but such effects may be material in future quarters. If GCU is not able to fully open its campus to its traditional residential students for the Fall academic semester, now commencing in late September 2020, that will have a material impact on GCU’s revenue and thus the service revenue earned by the Company. Any decision by a number of the Orbis Education’s university partners to cancel or postpone the Fall semester would also have a material impact on the service revenue earned by the Company.

We estimate that the shift in net revenue from the third quarter to the fourth quarter as a result of the shift in the start date of the GCU Fall semester is $9.9 million lower revenue in the third quarter and $9.9 million higher revenue in the fourth quarter. We estimate that the potential reduction in net revenue attributable to COVID-19, even assuming that all of our university partners including GCU starts and completes their Fall semesters as planned, will be approximately $20 million in the second half of 2020, $13.1 million in the third quarter and $6.9 million in the fourth quarter with a comparable reduction in operating profit during each period.

We estimate that our revenues and operating profit for the first and second quarter of 2020 were lower than expectations by $1.8 million and $7.5 million, respectively, due to all of the closures on the GCU university campus (described above), which resulted in lower room and board and other ancillary revenues at GCU, and due to the deferral of some student starts from the Summer semester to the Fall semester at Orbis partner institutions. These occurred as a result of the COVID-19 pandemic.

2020 Outlook

Q3 2020:	Net revenue of $197.5 million; As Adjusted Operating Margin 26.3%; As Adjusted Diluted EPS of $1.11 using 47.2 million diluted shares
Q4 2020:	Net revenue of $237.5 million; As Adjusted Operating Margin 40.1%; As Adjusted Diluted EPS of $1.80 using 47.2 million diluted shares
Full Year 2020:	Net revenue of $842.4 million; As Adjusted Operating Margin 33.3%; As Adjusted Diluted EPS of $5.47 using 47.3 million diluted shares

Forward-Looking Statements

This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new programs; whether regulatory developments or other matters may or may not have a material adverse effect on our financial position, results of operations, or liquidity; projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance; and management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, the negative of these expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: the harm to our business, results of operations, and financial condition, and harm to our most significant university partner in connection with the COVID-19 outbreak: the occurrence of any event, change or other circumstance that could give rise to the termination of any of our key university partner agreements; our ability to properly manage risks and challenges associated with strategic initiatives, including potential acquisitions or divestitures of, or investments in, new businesses, acquisitions of new properties and new university partners, and expansion of services provided to our existing university partners; our failure to comply with the extensive regulatory framework applicable to us either directly as a third party education services provider or indirectly through our university partners, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; competition from other education services companies in our geographic region and market sector, including competition for students, qualified executives and other personnel; the pace of growth of our university partners’ enrollment and its effect on the pace of our own growth; our ability to, on behalf of our university partners, convert prospective students to enrolled students and to retain active students to graduation; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis for our university partners; the impact of any natural disasters or public health emergencies; and other factors discussed in reports on file with the Securities and Exchange Commission, including as set forth in Part I, Item 1A of our Annual Report on Form 10-K for period ended December 31, 2019, as updated in our subsequent reports filed with the Securities and Exchange Commission on Form 10Q or Form 8-K.

Forward-looking statements speak only as of the date the statements are made.  You should not put undue reliance on any forward-looking statements.  We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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Grand Canyon Education, Inc. Reports Second Quarter 2020 Results

Conference Call

Grand Canyon Education, Inc. will discuss its second quarter 2020 results and 2020 outlook during a conference call scheduled for today, August 4, 2020 at 4:30 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-577-1769 (domestic and Canada) or 706-679-7806 (international), passcode 4536675 at 4:25 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. website at www.gce.com.

A replay of the call will be available approximately two hours following the conclusion of the call, at 855-859-2056 (domestic) or 404-537-3406 (international), passcode 4536675. It will also be archived at www.gce.com in the investor relations section for 60 days.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. (“GCE”), incorporated in 2008, is a publicly traded education services company that currently provides services to 25 university partners. GCE is uniquely positioned in the education services industry in that its leadership has 30 years of proven expertise in providing a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale. GCE provides services that support students, faculty and staff of partner institutions such as marketing, strategic enrollment management, counseling services, financial services, technology, technical support, compliance, human resources, classroom operations, content development, faculty recruitment and training, among others. For more information about GCE visit the Company's website at www.gce.com.

Grand Canyon Education, Inc., 2600 W. Camelback Road, Phoenix, AZ 85017, www.gce.com.

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Grand Canyon Education, Inc. Reports Second Quarter 2020 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
(In thousands, except per share data)
Service revenue	$185,768	$174,820	$407,423	$372,107
Costs and expenses:
Technology and academic services	27,151	22,528	53,428	41,153
Counseling services and support	57,596	54,299	117,815	107,392
Marketing and communication	41,105	35,726	83,798	71,693
General and administrative	9,501	9,216	19,066	20,613
Amortization of intangible assets	2,105	2,179	4,210	3,865
Loss on transaction	—	(122)	—	3,966
Total costs and expenses	137,458	123,826	278,317	248,682
Operating income	48,310	50,994	129,106	123,425
Interest income on Secured Note	14,723	14,482	29,433	28,217
Interest expense	(1,073)	(2,907)	(2,619)	(5,493)
Investment interest and other	396	2,668	612	3,787
Income before income taxes	62,356	65,237	156,532	149,936
Income tax expense	15,346	14,125	38,137	25,581
Net income	$47,010	$51,112	$118,395	$124,355
Earnings per share:
Basic income per share	$1.00	$1.07	$2.51	$2.60
Diluted income per share	$1.00	$1.06	$2.49	$2.57
Basic weighted average shares outstanding	46,893	47,851	47,174	47,788
Diluted weighted average shares outstanding	47,151	48,313	47,457	48,307

Grand Canyon Education, Inc. Reports Second Quarter 2020 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

	As of June 30,	As of December 31,
(In thousands, except par value)	2020	2019
ASSETS:	(Unaudited)
Current assets
Cash and cash equivalents	$172,532	$122,272
Restricted cash and cash equivalents	—	300
Investments	14,691	21,601
Accounts receivable, net	20,553	48,939
Interest receivable on Secured Note	13	5,011
Income taxes receivable	1,685	2,186
Other current assets	13,145	8,035
Total current assets	222,619	208,344
Property and equipment, net	124,066	119,734
Right-of-use assets	43,280	27,770
Secured Note receivable, net	1,039,912	969,912
Amortizable intangible assets, net	197,847	202,057
Goodwill	160,766	160,766
Other assets	1,794	1,706
Total assets	$1,790,284	$1,690,289
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$19,901	$14,835
Accrued compensation and benefits	26,809	20,800
Accrued liabilities	20,033	16,771
Income taxes payable	38,281	6,576
Deferred revenue	7,709	20
Current portion of lease liability	4,709	3,084
Current portion of notes payable	33,144	33,144
Total current liabilities	150,586	95,230
Deferred income taxes, non-current	18,618	18,320
Other noncurrent liabilities	8	13
Lease liability, long-term	40,483	25,519
Notes payable, less current portion	91,202	107,774
Total liabilities	300,897	246,856
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at June 30, 2020 and December 31, 2019	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 53,225 and 53,054 shares issued and 47,306 and 48,105 shares outstanding at June 30, 2020 and December 31, 2019, respectively	532	531
Treasury stock, at cost, 5,919 and 4,949 shares of common stock at June 30, 2020 and December 31, 2019, respectively	(243,382)	(169,365)
Additional paid-in capital	276,330	270,923
Retained earnings	1,455,907	1,341,344
Total stockholders’ equity	1,489,387	1,443,433
Total liabilities and stockholders’ equity	$1,790,284	$1,690,289

Grand Canyon Education, Inc. Reports Second Quarter 2020 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
(In thousands)	2020	2019

Cash flows provided by operating activities:
Net income	$118,395	$124,355
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	5,334	5,185
Depreciation and amortization	10,300	9,065
Amortization of intangible assets	4,210	3,865
Deferred income taxes	1,466	1,373
Loss on transaction	—	3,966
Other, including fixed asset impairments	111	(285)
Changes in assets and liabilities:
Accounts receivable and interest receivable from university partners	33,384	41,056
Other assets	(5,234)	(2,220)
Right-of-use assets and lease liabilities	1,079	147
Accounts payable	2,846	(102)
Accrued liabilities	9,266	1,746
Income taxes receivable/payable	32,206	(8,812)
Deferred revenue	7,689	9,996
Net cash provided by operating activities	221,052	189,335
Cash flows used in investing activities:
Capital expenditures	(12,229)	(9,656)
Additions of amortizable content	—	(228)
Acquisition, net of cash acquired	(147)	(361,184)
Funding to GCU	(75,000)	(169,819)
Purchases of investments	—	(1,772)
Proceeds from sale or maturity of investments	6,799	56,897
Net cash used in investing activities	(80,577)	(485,762)
Cash flows (used in) provided by financing activities:
Principal payments on notes payable	(16,572)	(72,041)
Debt issuance costs	—	(2,385)
Proceeds from notes payable	—	243,750
Net borrowings from revolving line of credit	—	26,250
Repurchase of common shares including shares withheld in lieu of income taxes	(74,017)	(18,467)
Net proceeds from exercise of stock options	74	3,408
Net cash (used in) provided by financing activities	(90,515)	180,515
Net increase (decrease) in cash and cash equivalents and restricted cash	49,960	(115,912)
Cash and cash equivalents and restricted cash, beginning of period	122,572	182,013
Cash and cash equivalents and restricted cash, end of period	$172,532	$66,101
Supplemental disclosure of cash flow information
Cash paid for interest	$2,619	$4,837
Cash paid for income taxes	$1,850	$35,114
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$2,689	$914
Allowance for credit losses of $5,000, net of taxes of $1,168 from adoption of ASU 2016-13	$3,832	$—
Lease adoption - recognition of right-of-use assets and lease liabilities	$—	$498
ROU Asset and Liability recognition	$15,510	$—

Grand Canyon Education, Inc. Reports Second Quarter 2020 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA  (Non-GAAP Financial Measure)

Adjusted EBITDA is defined as net income plus interest expense, less interest income and other gain (loss) recognized on investments, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) contributions to private Arizona school tuition organizations in lieu of the payment of state income taxes; (ii) loss on transaction; (iii) share-based compensation, and (iv) unusual charges or gains, such as litigation and regulatory reserves, impairment charges and asset write-offs, and exit or lease termination costs. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA, and our loan agreement requires us to comply with covenants that include performance metrics substantially similar to Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period and does not consider the items for which we make adjustments (as listed above) to be reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool in that, among other things it does not reflect:

●	cash expenditures for capital expenditures or contractual commitments;

●	changes in, or cash requirements for, our working capital requirements;

●	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

●	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

	(Unaudited, in thousands)		(Unaudited, in thousands)
Net income	$47,010	$51,112	$118,395	$124,355
Plus: interest expense	1,073	2,907	2,619	5,493
Less: interest income on Secured Note	(14,723)	(14,482)	(29,433)	(28,217)
Less: investment interest and other	(396)	(2,668)	(612)	(3,787)
Plus: income tax expense	15,346	14,125	38,137	25,581
Plus: amortization of intangible assets	2,105	2,179	4,210	3,865
Plus: depreciation and amortization	5,311	4,651	10,300	9,065
EBITDA	55,726	57,824	143,616	136,355
Plus: loss on transaction	—	(122)	—	3,966
Plus: estimated litigation reserves	304	327	609	473
Plus: share-based compensation	2,678	2,549	5,334	5,185
Adjusted EBITDA	$58,708	$60,578	$149,559	$145,979

Non-GAAP Net Income and Non-GAAP Diluted Income Per Share

The Company believes the presentation of non-GAAP net income and non-GAAP diluted income per share information that excludes amortization of intangible assets, loss on transaction expenses and favorable discrete income tax amounts recorded in the first quarter of 2019 allows investors to develop a more meaningful understanding of the Company’s performance over time. Accordingly, for the six-month periods ended June 30, 2020 and 2019, the table below provides reconciliations of these non-GAAP items to GAAP net income and GAAP diluted income per share, respectively:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

	(Unaudited, in thousands except per share data)
GAAP Net income	$47,010	$51,112	$118,395	$124,355
Amortization of intangible assets	2,105	2,179	4,210	3,865
Loss on transaction	—	(122)	—	3,966
Less favorable tax effect for discrete item related to prior year tax obligations(1)	—	-	-	(4,286)
Income tax effects of adjustments excluding discrete tax item impact (1)	(518)	(445)	(1,027)	(1,648)
As Adjusted, Non-GAAP Net income	$48,597	$52,724	$121,578	$126,252

GAAP Diluted income per share	$1.00	$1.06	$2.49	$2.57
Amortization of intangible assets (2)	$0.03	$0.03	$0.07	$0.06
Loss on transaction (3)	$-	$-	$—	$0.06
Less favorable tax effect for discrete item related to prior year tax obligations(1)	$-	$—	$—	$(0.08)
As Adjusted, Non-GAAP Diluted income per share	$1.03	$1.09	$2.56	$2.61

(1)	The income tax effects of adjustments are based on the effective income tax rate applicable to adjusted (non-GAAP) results, excluding the discrete item related to prior year tax obligations recorded in the six months ended June 30, 2019.
(2)	The amortization of acquired intangible assets per diluted share is net of an income tax benefit of $0.01 and $0.01 for the three months ended June 30, 2020 and 2019, respectively, and net of an income tax benefit of $0.02 and $0.02 for the six months ended June 30, 2020 and 2019, respectively.
(3)	The loss on transaction per diluted share is net of an income tax benefit of nil for the three months ended June 30 2019, and net of an income tax benefit of $0.02 for the six months ended June 30, 2019.